Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Reports Fiscal First Quarter 2015 Financial and Business Results

-- Company to Host Conference Call at 5:00pm Eastern Time Today --

NEW YORK, New York – February 9, 2015 – Ohr Pharmaceutical, Inc. (NasdaqCM: OHRP), an ophthalmology research and development company, today reported results for its first fiscal quarter ended December 31, 2014.

“We had an active and productive first quarter, setting the stage for continued progress for the rest of 2015,” said Dr. Irach Taraporewala, President and Chief Executive Officer of Ohr Pharmaceutical. “On the clinical front, we presented positive anatomic and visual acuity results for Squalamine eye drops (OHR-102) at key scientific conferences, including the Retina Society Annual Scientific Meeting and the American Academy of Ophthalmology Annual Scientific Meeting. We also had a successful End-of-Phase II meeting with the FDA, giving us a clear path for future registration studies for OHR-102. We expect to initiate these Phase III trials before the end of the first half of calendar 2015.”

Dr. Irach Taraporewala continued, “We also expect to announce final top-line data from our Phase II wet-AMD trial by the end of the first calendar quarter, and would anticipate presenting the additional data at scientific conferences throughout the rest of 2015. Final data from the investigator sponsored clinical trials in retinal vein occlusion (RVO) and proliferative diabetic retinopathy (PDR) should be announced in the first half of the year. We are in the process of building out our clinical operations team to support the upcoming Phase III trials for OHR-102 in wet-AMD, and continue to make progress on our sustained release microparticle programs.”

Clinical Highlights for First Quarter 2015

•	American Academy of Ophthalmology Annual Scientific Meeting
o	Podium Session – “Squalamine Eye Drops for Retinal Disease”
▪	Data showing topical administration of OHR-102 used in combination with Lucentis® demonstrated marked improvements over Lucentis monotherapy in multiple visual acuity parameters in the IMPACT study.
o	Late Breaking Podium Session – “Interim Phase II Results of Squalamine Lactate Ophthalmic Solution 0.2% (OHR-102) in Neovascular Age-Related Macular Degeneration”
▪	Presentation included new data showing combination of OHR-102 and Lucentis led to better visual acuity and anatomical outcomes in a broad wet-AMD patient population, as measured by a quantitative analysis of sub-retinal hyperreflective material (SHRM), a biomarker for AMD.
▪	The OHR-102 combination arm demonstrated a higher percentage reduction of subretinal hyperreflective material (SHRM) and a greater proportion of patients with total resolution of SHRM compared to the Lucentis monotherapy arm. Importantly, the anatomical benefit seen with OHR-102 combination therapy correlated with the improved vision seen in these patients in the study.

•	End of Phase II Meeting with the FDA
o	FDA agreed on a nine month primary efficacy endpoint for the Phase III trials for OHR-102 based on improvement in visual acuity, defined by gains of ≥ 3 lines at 9 months.
o	Two identical Phase III confirmatory studies will be required, designed to measure the efficacy of combination therapy with OHR-102 eye drops plus Lucentis injections compared with Lucentis monotherapy. The Company expects to begin these studies in the first half of calendar 2015.

Financial Results for the First Quarter Ended December 31, 2014

•	For the first quarter ended December 31, 2014, the Company reported a net loss of approximately $4.6 million, or $0.18 per share, compared with $2.0 million, or $0.10 per share, in the first quarter of 2013
•	Total Operating Expenses increased 94%, or $1.9 million, to $3.9 million in the first quarter of 2015. Operating expenses included a $105 thousand increase in General & Administrative Expenses, to $163 thousand, a $209 thousand decrease in professional fees, to $175 thousand, a $1.5 million increase in Research and Development expenses to $2.8 million, and a $518 thousand increase in Salaries and Wages, to $745 thousand.
•	Cash and equivalents at December 31, 2014 were $10.4 million, up from $5.1 million at December 31, 2013.

Subsequent Event

•	On February 6th 2015, the Company announced the pricing of an underwritten public offering of 3,703,704 million shares of its common stock at a public offering price of $6.75 per share for gross proceeds of approximately $25 million. With the exercise of the overallotment, the Company would receive additional gross proceeds of approximately $3.8 million. The offering is expected to close on February 11th, subject to customary closing conditions.

Conference Call Details

Monday, February 9, 2014 @ 5:00pm Eastern Time/2:00pm Pacific Time

Toll Free:	877-407-0789
International:	201-689-8562
Conference ID:	13601148
Webcast:	http://public.viavid.com/player/index.php?id=113066

Replays through February 23, 2015:
Toll Free:	877-870-5176
International:	858-384-5517
Replay PIN:	13601148

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical, Inc. (OHRP) is an ophthalmology research and development company. The company’s lead product, Squalamine, is currently being studied as an eye drop formulation (OHR-102) in several company sponsored and investigator sponsored Phase II clinical trials for various back-of-the-eye diseases, including the wet form of age-related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform with several preclinical drug product candidates in development for glaucoma, steroid-induced glaucoma, ocular allergies, and protein drug delivery. The company also has a research agreement with Alcon on a sustained release program. Additional information on the company may be found at www.ohrpharmaceutical.com.

Contact:

Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Wood
888-388-2327	646-597-6983
ir@ohrpharmaceutical.com	mwood@lifesciadvisors.com

Lucentis® is a registered trademark of Genentech, Inc.